EXHIBIT 10.1

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”), dated as of April 17, 2006 (the “Agreement Date”), is between Protocall Technologies Incorporated, a Nevada corporation (the “Company”), and ______________, an individual residing at _____________ (the “Investor”).

1.	Subscription.

(a)          Share Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company shall sell, and the Investor shall purchase, _________ shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at a purchase price of $______ per share (the “Per Share Price”).

(b)          Warrant. In consideration of the Investor’s purchase of the Shares, the Company shall issue to the Investor a three-year warrant, in the form attached hereto as Exhibit A, to purchase _______ shares of Common Stock, at an exercise price of $0.20 per share (the “Warrant”).

2.	Closing; Conditions to Closing.

(a)          Closing. The closing of the purchase and sale of the Shares and the issuance of the Warrant (the “Closing”) will take place as promptly as practicable, but no later than five business days after satisfaction or waiver of all of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Greenberg Traurig, LLP, counsel to the Company, MetLife Building, 200 Park Avenue, 15th Floor, New York, NY 10166. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)          Delivery of Purchase Price. At the Closing, the Investor shall deliver or cause to be delivered by wire transfer of immediately available funds the sum of $________ (the “Purchase Price”), to the Company.

(c)           Conditions to Obligations of the Investor to Effect the Closing. The obligations of the Investor to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by the Investor:

(i)	The Company shall deliver or cause to be delivered to the Investor the following:
	(1)	The Warrant executed by the Company;
	(2)	This Agreement executed by the Company; and

(ii)         The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing, and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with; and

(iii)         No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or any other Transaction Document (defined below) illegal or otherwise restraining or prohibiting the consummation of such transactions.

(d)          Conditions to Obligations of the Company to Effect the Closing. The obligations of the Company to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(i)	The Investor shall have executed and delivered to the Company this Agreement;

(ii)          The Investor shall have executed and delivered to the Company the Subscription Letter (the “Subscription Letter” and, together with this Agreement and the Warrant, the “Transaction Documents”), attached hereto as Exhibit B, and the Company shall be reasonably satisfied, through the responses of the Investor, that the sale of the Shares and the Warrant shall not require registration thereof under the Securities Act of 1933, as amended (the “Securities Act”), or under the “blue sky” or securities laws of any jurisdiction;

(iii)	The Investor shall have delivered the Purchase Price;

(iv)          The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects as of the Closing, and the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects; and

(v)           No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal or otherwise restraining or prohibiting the consummation of such transactions.

3.            Representations and Warranties of the Company. The Company represents and warrants as of the Agreement Date to the Investor that:

(a)          Corporate Existence and Power; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. For the purposes of this Agreement, the term “Material Adverse Effect” means, with respect to the Company, any circumstance, change in or effect on the Company that could reasonably be expected to have a material adverse effect on the Company’s condition (financial or other), business, properties, assets, liabilities (including contingent liabilities) or results of operations, taken as a whole. For the purposes of this Agreement, the term “Subsidiary” or “Subsidiaries” means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests. The Company’s only Subsidiaries are Protocall Software Delivery Systems, Inc. and Precision Type, Inc. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has all corporate powers required to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on such Subsidiary.

(b)          Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares and the Warrant and the subsequent issuance of the Warrant Shares (defined below) upon exercise of the Warrant) (the “Transactions”) have been duly authorized, and no additional corporate or stockholder action is required for the approval thereof. The shares issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly reserved for issuance by the Company. The Transaction Documents to which the Company is a party have been or, to the extent contemplated hereby or by the Transaction Documents, will be duly executed and delivered and constitute the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of its obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the Transactions do not and will not (a) violate any term of its Articles of Incorporation, as amended, or By-laws or any material agreement to which the Company is a party or by which it is bound; (b) constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (c) constitute a default (or would constitute a default with notice or lapse of time or both) or breach under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under any material agreement, contract or other instrument binding upon the Company or under any material license, franchise, permit or other similar authorization held by the Company; or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company. For purposes of this Agreement, the term “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

(d)          Compliance with Law. The Company is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to its operations, the violation of which would cause a Material Adverse Effect. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses.

(e)          Absence of Certain Changes. Since September 30, 2005, the Company has conducted its business only in the ordinary course and there has not occurred any event that would reasonably be expected to have a Material Adverse Effect on the Company.

(f)           Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 52,216,047 shares are issued and outstanding as of March 24, 2006. For example, based on subscription amounts totaling $1,000,000 at $.20 per share, the purchasers of common stock in this offering would own up to 9.6% of our outstanding shares. All issued and outstanding shares of the Company’s capital stock have been duly authorized and were validly issued, and are fully paid and nonassessable. No securities issued by the Company from January 1, 2003 to the date hereof were issued in violation of any statutory or common law preemptive rights. Upon issuance pursuant to the terms of this Agreement, all Shares and Warrant Shares shall be duly authorized, validly issued and outstanding, and fully paid and nonassessable and such shares shall not have been issued in violation of any statutory or contractual preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. All taxes required to be paid by Company in connection with the issuance and any transfers of the Company’s capital stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any person or entity in connection with any and all issuances of securities of the Company from January 1, 2003 to the Agreement Date have been obtained or effected, and all securities of the Company have been issued and are held in accordance with the provisions of all applicable securities or other laws. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any Liens or encumbrances imposed through the actions or failure to act of the Company. Except for (i) issued and outstanding stock options to purchase 6,938,440 shares of Common Stock, (ii) warrants to purchase 11,186,486 shares of Common Stock, and (iii) promissory notes in the aggregate principal amount of $79,473 with aggregate accrued interest of $3,787 as of September 30, 2005, which promissory notes and interest are exchangeable for shares of Common Stock concurrent with a sale of equity securities by the Company, on the same terms and conditions applicable to purchasers of such equity securities, and except as contemplated by this Agreement, as of March 24, 2006, there are no outstanding options, warrants, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company. There are no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the 1933 Act, except pursuant to the Company’s reverse merger and private offering transactions consummated on July 22, 2004, its private offering transactions consummated in June, September, December 2005, January and February 2006, and shares issued in private transactions in November 2005 and February 2006. Except pursuant to the Company’s private offering transactions consummated in June, September and December 2005 and January and February 2006, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares, the Warrant or the Warrant Shares. Based on anti-dilution provisions of prior offerings mentioned above, a per share price below .128 triggers the issuance of additional shares to prior investors. For example, based on subscription amounts totaling $1,000,000 at $.10 per share, the purchasers of common stock in this offering would own up to 14.47% of our outstanding shares inclusive of 6,890,625 additional shares that would be issued in connection with prior anti-dilution provisions.

(g)         Government Authorizations. The Company holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the “Governmental Authorizations”). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Governmental Authorizations. The Company has not engaged in any activity that, to its knowledge, would cause revocation or suspension of any such Governmental Authorizations. The Company has no knowledge of any facts which could reasonably be expected to cause the Company to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations.

(h)          Securities Laws. Assuming that all of the representations and warranties of the Investor set forth in Section 4 are true and correct, the offer, sale and issuance of the Shares and the Warrant in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act.

(i)           Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement will be validly issued, fully paid, and non-assessable and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability on the holder thereof. The Warrant Shares are duly authorized and reserved for issuance, and, when issued upon exercise of or otherwise pursuant to the Warrant, respectively, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof.

(j)           No Investment Company. The Company is not, and upon the issuance and sale of the Shares and the Warrant as contemplated by this Agreement will not be, an "investment company" required to be registered under the Investment Company Act of 1940, as amended (an "Investment Company"). The Company is not controlled by an Investment Company.

(k)          Patents, Trademarks, Copyrights. The Company has sufficient title and ownership of or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, processes, formulae, trade secrets, customer lists, information, proprietary rights and know how (collectively, “Intellectual Property”) necessary to the conduct of its business as currently conducted, and no claim is pending or, to the Company’s knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and to the Company’s knowledge there is no basis for any such claim (whether or not pending or threatened). The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of any patent, trademark, trade name, copyright, trade secret or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise. The Company has not granted to any third party any option, license or other right of any kind to its Intellectual Property. The Company has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property rights of any other person or entity. The Company is not aware of any violation or infringement by a third party of any of its Intellectual Property.

(l)	Litigation, Etc.

Upon his termination from employment, the Company’s former CEO Mark Benedikt asserted monetary claims under his Employment Agreement with the Company, and by demand dated October 19, 2005, he has sought arbitration of those claims which for purposes of the arbitration demand he has valued at $366,978.96. Since the filing of the arbitration demand, Mr. Benedikt has quantified his claims at $150,000 for settlement purposes as follows: Two months’ salary, $40,000; Two months’ severance, $40,000; out-of-pocket expenses, $10,000; legal fees and costs, $25,000 (if settlement can be expedited); stock options, $35,000. The Company settled with Mr. Benedikt on January 23, 2006. The terms of the settlement require the Company to make periodic cash payments to Mr. Benedikt totaling $100,000 and to issue Mr. Benedikt a warrant to purchase 240,000 shares of common stock at an exercise price of $1.06 per share.

On August 23, 2005, First Providence Financial Group, LLC filed a Demand for Arbitration against us with the American Arbitration Association. The Demand alleges that we breached a January 2000 placement agency agreement with First Providence. The Demand seeks $5 million in damages, plus fees and costs. The Demand alleges that First Providence had a right of first refusal and that we disregarded it. We believe that First Providence was not then in business, incapable of performing and failed to do so when requested to perform. We intend to vigorously defend the claims in this arbitration. The Company reached a settlement agreement with First Providence on January 31, 2006. The Company issued First Providence 1,000,000 shares of common stock and reimbursed First Providence $8,000 for out of pocket costs. First Providence withdrew the arbitration request.

The case of Code Ventures LLC v. Protocall Software Delivery Systems, Inc., et al., case number GIC 853271, was filed in the Superior Court of the State of California, San Diego Judicial District, on or about August 31, 2005. The Complaint asserts claims for: (i) breach of a software development agreement between the parties dated October 13,1999; (ii) quantum merit; and (iii) goods sold, and seeks damages of $200,000, plus interest, attorneys’ fees, and cost. The plaintiff also seeks a judgment declaring that it is entitled to exercise certain options for stock in Protocall Software Delivery Systems, Inc. The Complaint was sent to the Company by U.S. mail but was not otherwise served upon us. Management of the Company believes it is likely the Company will prevail and accordingly, has not recorded any charges for any potential settlement.

With the exception of the three legal matters discussed above, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened, against the Company, including any which questions the validity of the Transaction Documents, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby. The Company is not a party to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(m)         SEC Documents. Since July 22, 2004, the Company has filed with the SEC all reports required to be filed by companies registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. None of the Company’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and other statements reports and filings (collectively, the “SEC Documents”) filed by the Company with the SEC since July 22, 2004, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(n)          Financial Statements. The balance sheets, and statements of operations, statements of changes in shareholders’ equity and statements of cash flows contained in the SEC Documents (the “Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Company, and (iii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

(o)          Proceeds. The Company shall use the Purchase Price paid for the Shares solely to finance the business of the Company and for general working capital purposes.

(p)          Brokers. The Company has not agreed or become obligated to pay, or has taken any action that might result in any person or entity claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with the transactions contemplated by the Transaction Documents, except that the Company may pay to Israel E. Lozada a transaction fee of no more than ten percent (10%) of the cash received by the Company pursuant to this Agreement and a warrant to purchase no more than twenty percent (20%) of the shares of Common Stock issuable upon exercise of the Warrant.

(q)          General Solicitation. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Shares or the Warrant.

(r)           No Integrated Offering. Neither the Company, nor any affiliate of the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares and the Warrant to be integrated with prior offerings by the Company for purposes of the Securities Act which would cause the exemptions from the U.S. Securities and Exchange Commission (the “SEC”) registration upon which the Company is relying for the sale of the Shares and the Warrant to be unavailable, any applicable state securities laws or any applicable stockholder approval provisions, nor will the Company take any action or steps that would cause the offering of the Shares and the Warrant to be integrated with other offerings.

4.            Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:

(a)          Exempt Transaction; Unregistered Shares and Warrant. The Investor understands that the Shares and the Warrant are being offered and sold in reliance on one or more exemptions from registration provided for under the Securities Act, and that the Company’s reliance upon such exemptions is predicated, in part, upon the Investor’s representations and warranties set forth in this Agreement. The Investor understands that neither the SEC, nor any governmental agency charged with the administration of the securities laws of any jurisdiction nor any other governmental agency has passed upon or reviewed the merits or qualifications of, or recommended or approved the offer and sale of the Shares and the Warrant pursuant to the terms of this Agreement.

(b)          Investment Intent; Accreditation; Authority. The Investor is acquiring the Shares and the Warrant for investment for the Investor’s own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act; provided, however, that by making the representations herein, the Investor reserves the right to dispose of the Shares, the Warrant or the Warrant Shares at any time in accordance with this Agreement or the Warrant, as applicable, and in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Investor is an “accredited investor” within the meaning of the Securities Act. The Investor has the full right, power, authority and capacity to enter into and perform this Agreement, the terms of this Agreement constitute valid and binding obligations of the Investor enforceable in accordance with their terms, except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c)           Knowledge and Experience.  The Investor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Investor’s prospective investment in the Shares and the Warrant; (ii) has the ability to bear the economic risks of the Investor’s prospective investment; (iii) has been furnished with and has had access to such information as the Investor has considered necessary to make a determination as to the purchase of the Shares and the Warrant together with such additional information as is necessary to verify the accuracy of the information supplied; and (iv) has had all questions which have been asked by the Investor satisfactorily answered by the Company.

(d)          Restricted Securities. The Investor understands that the Shares and the Warrant are “restricted securities” as such term is defined in Rule 144 of Regulation D promulgated under the Securities Act (“Rule 144”) and, must be held indefinitely unless they are subsequently registered or qualified under applicable state and federal securities laws or an exemption from such registration or qualification is available. The Investor understands that he, she or it may resell the Shares and the Warrant Shares pursuant to Rule 144 only after the satisfaction of certain requirements, including the requirement that the Shares and the Warrant Shares be held for at least one year prior to resale.

(e)          No Obligation to Register. The Investor further acknowledges and understands that, except for the Company’s obligations under Section 7, the Company is under no obligation to register the Shares, the Warrant or the Warrant Shares. The Investor understands that the certificate evidencing the Shares, the Warrant and the Warrant Shares will be imprinted with a legend which prohibits the transfer of the Shares, the Warrant and the Warrant Shares unless they are registered or such registration is not required in the opinion of counsel in form and substance satisfactory to the Company.

(f)           Domicile. The Investor is a bona fide resident and domiciliary (not a temporary or transient resident) of the state or other jurisdiction indicated on the first page hereto and he has no present intention of becoming a resident of any other state or jurisdiction.

(g)          No Need for Liquidity. The Investor’s aggregate holding of securities that are “restricted securities” or otherwise not readily marketable is not excessive in view of the Investor’s net worth and financial circumstances and the purchase of the Shares and the Warrant will not cause such commitment to become excessive.

(h)          Independent Advice. The Investor understands that the Company urges the Investor to seek independent advice from professional advisors relating to the suitability for the Investor of an investment in the Company in view of the Investor’s overall financial needs and with respect to legal and tax implications of such an investment.

5.            Reliance. The Investor understands that the Company may rely on the representations and warranties in Section 4 in determining whether to permit the Investor to purchase the Shares and the Warrant. If for any reason any representations and warranties are no longer true and accurate prior to the Closing Date, the Investor will give the Company prompt written notice of the inaccuracy. By signing below, the Investor represents that the Investor has read and confirmed the truth and accuracy of each of the foregoing representations and warranties.

6.	Anti-Dilution Provisions; Preemptive Rights.
(a)	Anti-Dilution Adjustment for Sale of Discounted Common Stock.

(i)           Subject to Section 6(a)(iii), if the Company shall, following the Closing Date, sell shares of its Common Stock for a consideration per share less than the Per Share Price, then the Per Share Price shall be adjusted immediately thereafter so that it shall equal the price per share of the Common Stock in such offering. Whenever any adjustment is made pursuant to this Section 6(a)(i), the number of shares of Common Stock issuable pursuant to this Agreement shall be adjusted pursuant to Section 6(c) hereof, and such additional shares shall be delivered to the Investor pursuant to Section 6(e) hereof.

(ii)          Adjustments to the Per Share Price pursuant to this Section 6(a) shall be made successively whenever an issuance of shares triggering such an adjustment is made, subject to Section 6(f) hereof.

(iii)        Notwithstanding anything to the contrary in this Section 6(a), no adjustment to the Per Share Price shall be made pursuant to this Section 6(a) in the case of shares issued: (i) in connection with any dividend or distribution on, or subdivision, reclassification or combination of, the outstanding shares of Common Stock of the Company; (ii) upon the exercise of options granted to the Company’s officers, directors, employees and consultants under a plan or plans adopted by the Company’s Board of Directors and approved by its stockholders, if such shares would otherwise be included in this Section 6(a); (iii) upon the exercise of stock options, warrants, convertible securities and convertible debentures outstanding as of the date hereof; (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger; (v) pursuant to any other anti-dilution provision affecting the Company securities; or (vi) in connection with acquisitions and acquisition financing.

(b)	Anti-Dilution Adjustment for Sale of Discounted Convertible Stock.

(i)           Subject to Section 6(b)(iii), if the Company shall, following the Closing Date, issue any equity or debt securities convertible or exercisable into or exchangeable for its Common Stock (a “Convertible Stock Issuance”) for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (as determined as provided in Section 6(d) below, the “Convertible Stock Per Share Price”) less than the Per Share Price, then the Per Share Price shall be adjusted immediately thereafter so that it shall equal the Convertible Stock Per Share Price. Whenever any adjustment is made pursuant to this Section 6(b)(i), the number of shares of Common Stock issuable pursuant to this Agreement shall be adjusted pursuant to Section 6(c) hereof, and such additional shares shall be delivered to the Investor pursuant to Section 6(e) hereof.

(ii)          Adjustments to the Per Share Price pursuant to this Section 6(b) shall be made successively whenever an issuance of shares triggering such an adjustment is made, subject to Section 6(f) hereof.

(iii)        Notwithstanding anything to the contrary in this Section 6(b), no adjustment to the Per Share Price shall be made pursuant to this Section 6(b) in the case of securities issued: (i) in transactions where the Company has fixed a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Per Share Price on such record dates; (ii) in transactions where has the Company distributed to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions or subscription rights or warrants); or (iii) any of the transactions described in Section 6(a)(iii) hereof (with any reference in Section 6(a)(iii) to price or quantity of shares issued being understood, for purposes of this Section 6(b)(iii), to refer to the aggregate price or quantity, as applicable, of the shares of Common Stock into which such securities are convertible or exchangeable).

(c)           Adjustment of Securities. Whenever the Per Share Price is adjusted pursuant to Sections 6(a) and 6(b) above, the number of shares of Common Stock issuable pursuant to this Agreement shall simultaneously be adjusted by multiplying the number of shares of Common Stock issuable hereunder by the Per Share Price and dividing the product so obtained by the Per Share Price, as adjusted.

(d)          Computation of Certain Consideration. For purposes of any computation with respect to the consideration received pursuant to Sections 6(a) and 6(b) above, the following shall apply:

(i)           in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii)          in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

(iii)        in the case of a Convertible Stock Issuance, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this Section 6(d)).

(e)          Notice of Adjustment. Whenever the Per Share Price is adjusted as herein provided, the Company shall promptly, but no later than 10 days after any request for such an adjustment by the Investor, cause a notice setting forth the adjusted Per Share Price and adjusted number of shares of Common Stock issuable hereunder, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Investor at its address set forth above, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The

Company may retain a firm of independent certified public accountants selected by its Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment. The Company shall, within thirty (30) days of any anti-dilution adjustment pursuant to this Section 6, issue and deliver to the Investor a certificate evidencing the shares of Common Stock to be issued pursuant to this Section 6.

(f)           Termination of Anti-Dilution Provisions. The provisions of Sections 6(a) through 6(e) shall terminate and be of no further force or effect on April 17, 2007.

(g)          Anti-Dilution Provisions for Warrant Shares. The Warrant Shares shall be entitled to the anti-dilution protections set forth in Section 3 of the Warrant.

(h)          Preemptive Rights Generally. In order to enable the Investors who invest $500,000 or more in this offering to maintain their fully-diluted ownership position in the Company, if the Company proposes to issue, sell or exchange, agree to issue, sell or exchange, or reserves or sets aside for issuance, sale, or exchange, in a private transaction (i) any equity security of the Company, (ii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any debt security referred to in clause (i) or (ii) above (collectively, “Securities”) to any person or entity at any time, the Company shall, before such proposal, deliver to the Investor an offer (the “Preemptive Offer”) to issue such number of Securities to the Investor to enable the Investor to retain the ownership position in the Company that it held immediately prior to the proposed issuance, sale, or exchange (the “Offered Securities”) upon the terms set forth in this Section 6. The Preemptive Offer shall state that the Company proposes to issue such Securities and specify their number and terms (including purchase price). The Preemptive Offer shall remain open for a period of seven days (the “Preemptive Period”) from the date of its delivery unless earlier withdrawn by the Company.

(i)           Response to Preemptive Offer. The Investor may accept the Preemptive Offer by delivering to the Company a written notice (the “Purchase Notice”) within the Preemptive Period. The Purchase Notice shall state the amount (the “Preemptive Amount”) of Offered Securities the Investor desires to purchase. If the Investor fails to send the Purchase Notice within the Preemptive Period, the Investor shall forfeit the right to participate in the purchase of the Offered Securities.

(j)           Funding of Purchase. The Investor, if exercising its preemptive rights, shall fund such purchase at the time of the first closing of such transaction for any other parties to such transaction.

(k)          Exceptions to Preemptive Rights. Notwithstanding anything to the contrary in this Section 6, the Company shall not be required to extend a Preemptive Offer to the Investor with respect to an issuance of Securities described in Section 6(a)(iii).

(l)           Termination of Preemptive Rights. The provisions of Sections 6(h) through 6(k) shall terminate and be of no further force or effect on April 17, 2007.

7.	Restrictive Legends and Stop-Transfer Orders.

(a)          Legend. The instruments representing the Shares, the Warrant and, if applicable, the Warrant Shares shall bear the following legend or similar legend (as well as any legends required by applicable state and federal corporate and securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES,

SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH AN EXEMPTION THEREWITH.

(b)          Removal of Legend and Transfer Restrictions.  Any legend endorsed on a certificate pursuant to this Section 7 shall be removed, and the Company shall issue a certificate without such legend to the holder of such Shares or the Warrant Shares if (i) such Shares or the Warrant Shares are resold pursuant to a registration statement under the Securities Act, and a prospectus meeting the requirements of Section 11 of the Securities Act is delivered or deemed delivered to the purchaser of such Shares or the Warrant Shares, (ii) if such holder satisfies the requirements of Rule 144(k) or (iii) if such holder provides the Company with an opinion of counsel for such holder of the Shares or the Warrant Shares, reasonably satisfactory to the Company, to the effect that a sale, transfer or assignment of such Shares or Warrant Shares may be made without registration.

8.	Registration Rights.

(a)          If the Company proposes, at any time that the Investor owns Shares or Warrant Shares, to file a registration statement on a general form for registration under the Securities Act and relating to securities issued or to be issued by it, then it shall give written notice of such proposal to the Investor. If, within 30 days after the giving of such notice, the Investor shall request in writing that all or any Shares or Warrant Shares (including any shares of Common Stock issued or issuable thereon upon any stock split, stock combination, stock dividend or the like or as a result of any anti-dilution adjustments under the Warrant) owned by or issuable to the Investor be included in such proposed registration, the Company will also register such securities as shall have been requested in writing; provided, however, that:

(i)           the Company shall not be required to include any of such securities if, by reason of such inclusion, the Company shall be required to prepare and file a registration statement on a form promulgated by the SEC different from that which the Company otherwise would use;

(ii)          the Investor shall cooperate with the Company in the preparation of such registration statement to the extent required to furnish information concerning such owners therein; and

(iii)        the Company shall have the right at any such time after it shall have given written notice pursuant to this Section 8(a) (irrespective of whether a written request for inclusion of any Shares or Warrant Shares shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof. In such event, the Investor shall retain the piggyback registration rights set forth in this Section 8(a).

(b)

(i)            Notwithstanding the provisions of Section 8(a) hereof, if in the written opinion of the Company's managing underwriter, if any, for the offering contemplated by such registration statement, the inclusion of all or a portion of the Shares or the Warrant Shares requested to be registered, when added to the securities being registered by the Company or any selling security holder, will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without otherwise materially adversely affecting the entire offering, then the Company may exclude from such offering all or a pro rata portion of the Shares or the Warrant Shares requested to be registered as required by the managing underwriter.

(ii)          If securities are proposed to be offered for sale pursuant to such registration statement by other security holders of the Company and the total number of securities to be offered by the holders of all the Shares and Warrant Shares and such other selling security holders is required to be reduced pursuant to a request from the managing underwriter (which request shall be made only for the reasons and in the manner set forth above) the aggregate number of Shares and Warrant Shares to be offered by the Investor pursuant to such registration statement shall equal the number which bears the same ratio to the maximum number of securities that the underwriter believes may be included for all the selling security holders as the original number of Shares or Warrant Shares proposed to be sold by the Investor bears to the total original number of securities proposed to be offered by the Investor and the other selling security holders.

(c)	In connection with the filing of a registration statement pursuant to Section 8(a), the Company shall:

(i)           notify the Investor as to the filing thereof and of all amendments thereto filed prior to the effective date of said registration statement;

(ii)          notify the Investor promptly after it shall have received notice of the time when the registration statement becomes effective or any supplement to any prospectus forming a part of the registration statement has been filed;

(iii)        prepare and file without expense to the Investor any necessary amendment or supplement to such registration statement or prospectus as may be necessary to comply with Section 10(a)(3) of the Securities Act or advisable in connection with the proposed distribution of the securities by the Investor;

(iv)         take all reasonable steps to qualify the Shares or Warrant Shares for sale under the securities or “blue sky” laws of such reasonable number of states as the Investor of all of the Shares or Warrant Shares may designate in writing and to register or obtain the approval of any federal or state authority which may be required in connection with the proposed distribution, except, in each case, in jurisdictions in which the Company must either qualify to do business or file a general consent to service of process as a condition to the qualification of such securities;

(v)           notify the Investor of any stop order suspending the effectiveness of the registration statement and use its reasonable best efforts to remove such stop order;

(vi)         undertake to keep such registration statement and prospectus effective for a period of 12 months after its effective date; and

(vii)        furnish to the Investor as soon as available, copies of any such registration statement and each preliminary or final prospectus and any supplement or amendment required to be prepared pursuant to the foregoing provisions of this Section 8(a), all in such quantities as the Investor may from time to time reasonably request.

(d)          The Investor holding the Shares or the Warrant Shares being so registered agrees to pay all applicable underwriting discounts and commissions, brokerage commissions, transfer taxes, and its own counsel fees with respect to the Investor's securities being registered. The Company will pay all other costs and expenses in connection with a registration statement to be filed pursuant to Section 8(a) hereof including, without limitation, the fees and expenses of counsel for the Company, the fees and expenses of its accountants and all other costs and expenses incident to the preparation, printing and filing under the Securities Act of any such registration statement, each prospectus and all amendments and supplements thereto, the costs incurred in connection with the qualification of such securities for sale in such reasonable number of states as the Investor has designated, including fees and disbursements of counsel for the Company, and the costs of supplying a reasonable number of copies of the registration statement, each preliminary prospectus, final prospectus and any supplements or amendments thereto to such Investor.

(e)          The Company agrees to enter into an appropriate cross-indemnity agreement with any underwriter (as defined in the Securities Act) for the Investor in connection with the filing of a registration statement pursuant to Section 8(a) hereof.

(f)           The Company hereby indemnifies and holds harmless the Investor against any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in a registration statement filed under Section 8(a) hereof, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading unless such statement or omission was made in reliance upon and in conformity with written information furnished or required to be furnished by the Investor, and the Investor hereby indemnifies and holds harmless the Company, each of its directors and officers who have signed the registration statement and each person, if any, who controls the Company, within the meaning of the Securities Act against any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with written information furnished or required to be furnished by the Investor expressly for use in such registration statement.

(g)          Notwithstanding the provisions of Sections 8(a) hereof, if the Shares or the Warrant Shares held by the Investor may be sold by the Investor thereof in a transaction pursuant to Regulation S or Rule 144 promulgated under the Securities Act, the Investor shall not be entitled to require the Company to register such securities pursuant to any registration statement filed under the Securities Act.

9.	Miscellaneous.

(a)          Governing Law. This Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)          Jurisdiction and Venue. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the City of New York, State of New York. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York and each appellate court located in the state of New York, in connection with any such legal proceeding; (ii) agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in New York, New York any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d)          Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile transmission (received at the facsimile machine to which it is transmitted prior to 5:00 p.m., local time, on a business day in the State of New York, for the party to which it is sent), by courier or express delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

if to the Company:

Protocall Technologies Incorporated

47 Mall Drive

Commack, New York 11725

Attn: Donald J. Hoffmann, Chief Executive Officer
Fax: (631) 543-6944

with a copy to (not to constitute notice):

Greenberg Traurig, LLP

The MetLife Building

200 Park Avenue

New York, New York 10166

Attn: Spencer G. Feldman, Esq.

Fax: (212) 801-6400

if to the Investor

Fax: __________________

(e)          Amendments and Waivers. Any term of this Agreement may be amended, waived or departed from only with the written consent of the Company and the Investor. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(f)           Successors and Assigns. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that the Investor shall be permitted to assign this Agreement to any person to whom it assigns or transfers securities issued or issuable pursuant to this Agreement in compliance with applicable securities laws and this Agreement. Any assignee must be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(g)          Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(h)          Interpretation. The parties hereto acknowledge and agree that: (i) each party and such party’s counsel has reviewed the terms and provisions of this Agreement; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to the parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, the use of any gender shall include all persons.

(i)           No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(j)           Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement, shall survive (i) the execution and delivery hereof, (ii) any investigations made by or on behalf of the parties and (iii) the closing of the transaction contemplated hereby.

(k)          Expenses. The Company shall be responsible for the payment of and bear their own expenses and legal fees relating to the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the fees and expenses of counsel to the Investor, which may be deducted from the Purchase Price if the Company and the Investor have agreed upon the amount of such fees and expenses prior to the Closing Date.

(l)           Counterparts and Facsimile Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or other electronic image transmission shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

(m)         Further Assurances. Each party shall execute or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by the Transaction Documents.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

PROTOCALL TECHNOLOGIES INCORPORATED

By:

Donald J. Hoffmann

Chief Executive Officer

INVESTOR:

Signature:

Print Name